UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934.

Date of Report: December 4, 2023

(Date of earliest event reported)

Oragenics, Inc.

(Exact name of registrant as specified in its charter)

FL	001-32188	59-3410522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4902 Eisenhower Boulevard, Suite 125 Tampa, FL	33634
(Address of principal executive offices)	(Zip Code)

813-286-7900

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OGEN	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws.

Series F Convertible Preferred Stock

Oragenics, Inc. (the “Company”) previously announced the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Odyssey Health, Inc., f/k/a Odyssey Group International, Inc., a Nevada corporation (“Odyssey”). Pursuant to the Purchase Agreement, the Company has agreed to purchase and assume, and Odyssey has agreed to sell and assign, certain assets and certain liabilities related to a segment of Odyssey’s business focused on developing medical products that treat brain related illnesses and diseases (the “Purchased Assets”) in exchange for $1,000,000 in cash and 8,000,000 shares of convertible Series F Preferred Stock (“Series F Preferred Stock”), on and subject to the terms and conditions set forth therein (such transaction, the “Odyssey Asset Purchase”).

The Company is authorized to issue 50,000,000 shares of preferred stock, of which 9,871,728 are designated, issued and outstanding.

On August 25, 2023, the Board authorized a new series of Preferred Stock, no par value, designated as Series F Convertible Preferred Stock. Shareholder action was not required. On December 4, 2023, in anticipation of the the Odyssey Asset Purchase, the Company filed a Certificate of Designation with the Secretary of State for the State of Florida (the “Certificate of Designation”) designating 8,000,000 shares out of the authorized but unissued shares of its preferred stock as Series F Convertible Preferred Stock. The following is a summary of the principal terms of the Series E Convertible Preferred Stock.

Liquidation Preference. The Series F Preferred Stock is economically equivalent to the Company’s common stock. Upon liquidation, it is at parity with the common stock and junior to Company’s outstanding Class A and B Preferred Stock and Series E Mirroring Preferred Stock.

Dividends. No dividends shall be paid on shares of the Series F Preferred Stock.

Voting. The Series F Preferred Stock has no voting rights, except as required by applicable law and except for limited protective voting rights specifically set forth in Certificate of Designation.

Conversion. The Series F Preferred Stock is convertible (and will automatically convert) into Common Stock on a 1 for 1 basis (subject to customary adjustments) upon the closing of the Odyssey Asset Purchase provided that the Company’s shareholders approve (a) the issuance of Common Stock upon the conversion of the Series F Preferred Stock, in compliance with NYSE rules, and (b) an increase in Company’s authorized Common Stock from 4,166,666 to 350,000,000, provided that the Odyssey Asset Purchase has closed at such time. The Company anticipates presenting such matters to its shareholders at its upcoming annual meeting, which it anticipates will occur on December 14, 2023. However, even once such shareholder approvals are obtained, pursuant to the Certificate of Designation, Odyssey cannot convert shares of Series F Preferred Stock into more than 19.9% of the Company’s Common Stock outstanding as of the execution of the Purchase Agreement until (i) the Company shall have applied for and been approved for initial listing on the NYSE American or another national securities exchange or shall have been delisted from the NYSE American, and (ii) if required by the rules of the NYSE American, the Company’s shareholders shall have approved any change of control that could be deemed to occur upon the conversion of the Series F Preferred Stock into Common Stock, based on the facts and circumstances existing at such time.

Preemptive Rights. No holders of Series F Preferred Stock will, as holders of Series F Preferred Stock, have any preemptive rights to purchase or subscribe for our Common Stock or any of our other securities.

Redemption. The Series F Preferred Stock is not redeemable by the Company.

Trading Market. There is no established trading market for any of the Series F Preferred Stock, and the Company does not expect a market to develop. The Company does not intend to apply for a listing for any of the Series F Preferred Stock on any securities exchange or other nationally recognized trading system.

The description of the Certificate of Designation is qualified by reference to the full text of the Certificate of Designation, which is attached to this report on Form 8-K as Exhibit 3.1, and is incorporated herein by reference in its entirety.

Item 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description
3.1	Amendment to Articles of Incorporation for Certificate of Designation of Series F Convertible Preferred Stock.
104	Cover page Interactive Data File (embedded in the cover page formatted in Inline XBRL)

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on this 8th day of December, 2023.

ORAGENICS, INC.
(Registrant)

BY:	/s/Janet Huffman
Janet Huffman
Chief Financial Officer